FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Salem Street Trust

Fund	Fidelity Municipal Income 2017 Fund
Trade Date	1/23/14
Settle Date	2/6/14
Security Name	NY STATE THWY AUTH 5% 1/1/2017
CUSIP	650009A60
Price	112.518
Transaction Value	$ 1,125,180.00
Class Size	$ 159,495,000
% of Offering	0.627%
Underwriter Purchased From	Barclays
Underwriting Members: (1)	Barclays
Underwriting Members: (2)	Siebert Brandford Shank & Co., L.L.C.
Underwriting Members: (3)	Goldman, Sachs & Co.
Underwriting Members: (4)	Jefferies
Underwriting Members: (5)	J.P. Morgan
Underwriting Members: (6)	BMO Capital Markets
Underwriting Members: (7)	Fidelity Capital Markets
Underwriting Members: (8)	M.R. Beal & Company
Underwriting Members: (9)	Roosevelt & Cross Incorporated
Underwriting Members: (10)	Southwest Securities Inc.
Underwriting Members: (11)	Stifel, Nicolaus & Company, Incorporated